Exhibit 99.2

LYDALL ANNOUNCES REDESIGN OF ITS

RETIREMENT PROGRAM

MANCHESTER, CT – May 1, 2006 – Lydall, Inc. (NYSE: LDL) today announced that it is redesigning its retirement program and will move away from its traditional defined benefit pension plans while concurrently enhancing its 401(k) plan.

Effective June 30, 2006, Lydall will freeze the accrued pension benefits for all U.S. employees currently under its defined benefit plans who are not covered under a collective bargaining agreement. The Company had previously closed these pension plans to employees hired after December 31, 2005.

The Company will increase its 401(k) match to a cash contribution equal to 100 percent of employee pretax contributions up to 6 percent of compensation. The current match formula is a cash match equal to 100 percent of the first 3 percent of compensation contributed by an employee plus a Company stock match equal to 50 percent of the next 2 percent of compensation contributed by an employee. The enhanced Lydall 401(k) plan will also feature automatic enrollment of employees not currently in the plan.

David Freeman, President and Chief Executive Officer of Lydall, said in a letter to employees, “The redesign of our retirement program reflects the trend of moving away from defined benefit pension plans and the increasingly competitive environments we are facing in all our businesses. The costs and complexities of providing defined benefit pension plans directly affect our ability to compete globally with other companies that do not have similar pension obligations. These obligations, which are a major issue even for large companies, are considerable for a company our size facing the business challenges that we have in recent years.”

As a result of these actions, the Company expects a reduction in its retirement-related expense of approximately $1.5 to $2.0 million on an annual basis, based on year-end 2005 pension assumptions.

The Company does not anticipate that the curtailment expense to be recorded in the second quarter of 2006, as a result of the amendment to the defined benefit pension plans, will be significant.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in the U.S., Europe, and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

In the interest of more meaningful disclosure, Lydall and its management make statements regarding the future outlook of the Company, which constitute “forward-looking statements” under the securities laws. These forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company, based on assumptions and estimates currently believed to be valid. Forward-looking statements included within this document are generally identified through the use of language such as “believe,” “expect,” “may,” “plan,” “project,” “estimate,” “anticipate” and other words of similar meaning in connection with the discussion of future operating or financial performance. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Some of the factors that might cause such a difference include risks and uncertainties which are detailed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Lydall does not undertake to update any forward-looking statement made in this report or that may from time to time be made by or on behalf of the Company.

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